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Exhibit 10.8

THIS WARRANT AND THE UNDERLYING SHARES OF SERIES B PREFERRED STOCK ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS, AND NO SALE OR TRANSFER THEREOF MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

No. W-[    ]

SIRTRIS PHARMACEUTICALS, INC.

Series B Preferred Stock Purchase
Warrant August 1, 2005

        For value received, Sirtris Pharmaceuticals, Inc., a Delaware corporation (the "Company"), hereby grants ARE-770/784/790 Memorial Drive, LLC, a Delaware limited liability company (the "Investor"), subject to the terms set forth below, the right to purchase from the Company at any time or from time to time before the earlier of 5:00 P.M., Boston time, on August 1, 2015, and the termination of the Agreement (as defined below) due to a breach by the Investor, sixty-two thousand five hundred (62,500) fully paid and nonassessable shares of Series B Preferred Stock, $0.001 par value per share, of the Company (the "Series B Preferred Stock"), at a purchase price per share of $0.80 (such purchase price per share as adjusted from time to time as herein provided is referred to herein as the "Purchase Price"). The number and character of such shares of Series B Preferred Stock and the Purchase Price are subject to adjustment as provided herein.

        This Warrant evidences the right to purchase shares of Series B Preferred Stock of the Company, issued pursuant to a certain Lease Agreement (the "Agreement"), dated as of August 1, 2005, between the Company and the Investor, a copy of which is on file at the principal office of the Company.

        As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

          (a)   The term "Common Stock" includes the Company's Common Stock, $0.001 par value per share.

          (b)   The term "Company" shall includes Sirtris Pharmaceuticals, Inc. and any corporation which shall succeed or assume the obligations of the Company hereunder.

        1.    Exercise of Warrant.

          1.1.    Full Cash Exercise.    This Warrant may be exercised in full by the holder hereof by surrender of this Warrant, with the form of subscription at the end hereof duly executed by such holder, to the Company at its principal office, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Series B Preferred Stock for which this Warrant is then exercisable by the Purchase Price then in effect.

          1.2.    Partial Exercise.    This Warrant may be exercised in part by surrender of this Warrant in the manner and at the place provided in Section 1.1 except that the amount payable by the holder on such partial cash exercise shall be the amount obtained by multiplying (a) the number of shares of Series B Preferred Stock designated by the holder in the subscription at the end hereof by (b) the Purchase Price then in effect. On any such partial exercise, the Company at its expense will forthwith issue and deliver to the holder hereof a new Warrant or Warrants of like tenor in the name of the holder hereof, calling in the aggregate on the face or faces thereof for the number of shares of Series B Preferred Stock for which such Warrant or Warrants may still be exercised.

          1.3.    Cashless Exercise.    In addition to and without limiting the rights of the Holder hereof under the terms hereof, at the Holder's option this Warrant may be exercised in whole or in part at any time or from time to time prior to its expiration for a number of shares of Series B Preferred Stock having an aggregate fair market value on the date of such exercise equal to the difference between (a) the fair market value of the number of shares of Common Stock into which such shares of Series B Preferred Stock are convertible on the date of exercise and (b) the aggregate Warrant Price for such shares in effect at such time.

        The "fair market value" of shares of Common Stock shall be calculated on the basis of (a) if the Common Stock is then traded on a securities exchange, the average of the closing prices of the Common Stock on such exchange over the 20 trading day period ending three (3) trading days prior to the date of exercise, (b) if the Common Stock is then regularly traded over-the-counter, the average of the sale prices or, if sale prices for the Common Stock are not regularly and publicly reported, then the closing bid of the Common Stock over the 20 trading day period ending three (3) trading days prior to the date of exercise, or (c) if there is no active public market for the Common Stock, the fair market value thereof shall be determined in good faith by the Company's Board of Directors. If the Holder of this Warrant exercises this Warrant contingent upon the closing of a public offering, the "fair market value" of a share of Common Stock on the date of exercise shall be equal to the initial price to the public specified in the final prospectus with respect to such public offering. The following formula illustrates how many shares would be issued upon exercise of this Warrant pursuant to the "cashless exercise" provisions of this Section 1.5:

Let	FMV	=	Fair market value per share of Common Stock at date of exercise.
	PSP	=	Per share Warrant Price at date of exercise.
	N	=	Number of shares of Series B Preferred Stock desired to be exercised multiplied by the conversion rate of such shares.
	X	=	Number of shares of Series B Preferred Stock issued upon exercise.
	X	=	(FMV)(N)-(PSP)(N) FMV

No payment of any cash or other consideration to the Company shall be required from the holder of this Warrant in connection with any exercise of this Warrant pursuant to this Section 1.5. Such exercise shall be effective upon the date of receipt by the Company of this Warrant surrendered for cancellation and a written request from the holder hereof that the exercise pursuant to this section be made, or at such later date as may be specified in such request.

          1.4.    Securities Laws.    The Investor acknowledges and agrees that this warrant may only be exercised by Investor if the Company is satisfied, based on among other things representations by the Investor, that such exercise will not result in any violation by the Company of applicable securities laws.

        2.    Delivery of Stock Certificates, etc. on Exercise.    As soon as practicable after each exercise of this Warrant in full or in part, the Company at its expense will cause to be issued in the name of and delivered to the holder hereof, or as such holder (upon payment by such holder of any applicable transfer taxes and, if requested by the Company, demonstration by such holder of compliance with applicable securities laws) may direct, a certificate or certificates for the number of fully paid and nonassessable shares of Series B Preferred Stock to which such holder shall be entitled on such exercise or such other property or securities to which Investor may be entitled to receive upon exercise.

        3.    Adjustment for Reorganization, Consolidation, Merger, Recapitalization, etc.

          3.1.    Reorganization.    In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, or (c) effect a recapitalization, then, in each such case, the holder of this Warrant, on the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or recapitalization as the case may be, shall receive, in lieu of the Series B Preferred Stock issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such holder would have been entitled upon such consummation, if such holder had so exercised this Warrant immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

          3.2.    Continuation of Terms.    Upon any reorganization, consolidation, merger or recapitalization, referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation, merger or recapitalization, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company.

          3.3.    Conversion.    If all shares of Series B Preferred Stock are converted into Common Stock, then the holder of this Warrant, on the exercise hereof as provided in Section 1 at any time after such conversion, shall receive, in lieu of the Series B Preferred Stock issuable upon such exercise, the number of shares of Common Stock to which a holder of the number of shares of Series B Preferred Stock issuable upon exercise of this Warrant would have been entitled if such shares of Series B Preferred Stock had been issued and held by the holder on the date the Series B Preferred Stock converted into Common Stock.

        4.    Adjustment for Extraordinary Events.    In the event that the Company shall (i) issue additional shares of its Series B Preferred Stock as a dividend or other distribution on outstanding Series B Preferred Stock, (ii) subdivide its outstanding shares of Series B Preferred Stock, or (iii) combine its outstanding shares of the Series B Preferred Stock into a smaller number of shares of Series B Preferred Stock, then, in each such event, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Purchase Price by a fraction, the numerator of which shall be the number of shares of Series B Preferred Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Series B Preferred Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect. The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 4. The holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive that number of shares of Series B Preferred Stock determined by multiplying the number of shares of Series B Preferred Stock which would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (i) the numerator is the Purchase Price which would otherwise (but for the provisions of this Section 4) be in effect, and (ii) the denominator is the Purchase Price in effect on the date of such exercise.

        5.    Notices of Record Date, etc.    In the event of

          (a)   any taking by the Company of a record of the holders of any class or securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right,

          (b)   any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other person, or

          (c)   any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be mailed to each registered holder of a Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Capital Stock shall be entitled to exchange their shares of Capital Stock for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up.

        6.    Company's Representations.

          (a)   The Company will at all times that this Warrant is exercisable for Series B Preferred Stock reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, (i) all shares of Series B Preferred Stock from time to time issuable on the exercise of the Warrant, and (ii) all shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock.

          (b)   The Company has full power and authority to enter into this Warrant. This Warrant has been duly authorized, executed and delivered by the Company and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

          (c)    Valid Issuance.    This Warrant, when issued and delivered in accordance with the terms hereof will be duly authorized and validly issued, the Series B Preferred Stock issuable upon the exercise hereof, and the Common Stock issuable upon conversion thereof, when issued pursuant to the terms hereof, and upon payment of the exercise price, shall, upon such issuance, be duly authorized, validly issued, fully paid and nonassessable.

        7.    Replacement of Warrants.    On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

        8.    Registered Holder.    The registered holder of this Warrant shall be deemed the owner hereof and of the Warrants evidenced hereby for all purposes. The registered holder of this Warrant shall not be entitled by virtue of ownership of this Warrant to any rights whatsoever as a shareholder of the Company.

        9.    Transfer.    Neither this Warrant, any shares of Series B Preferred Stock issued upon exercise hereof nor any Common Stock issued upon conversion of the Series B Preferred Stock may be transferred or succeeded to by any person other than an affiliate of the Investor without the prior written consent of the Company, which consent shall not be unreasonably withheld. Neither this Warrant, any shares of Series B Preferred Stock issued upon exercise hereof nor any Common Stock issued upon conversion of the Series B Preferred Stock may be sold, transferred, pledged, hypothecated or otherwise disposed of unless and until: (i) there is then in effect a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering such proposed disposition and such disposition is made in accordance with such registration statement and all applicable state securities laws; or (ii) (A) the transferor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, such transferor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act and that all requisite action has been or will, on a timely basis, be taken under any applicable state securities laws in connection with such disposition; and (iii) the proposed transferee shall have agreed in writing to be bound by the terms and provisions of this Section 9.

        10.    Investor Representations.    As a condition to its acceptance of this Warrant, Investor represents and warrants as follows:

          (a)   Investor is acquiring this Warrant and the Series B Preferred Stock and the shares of Common Stock issuable upon conversion of the Series B Preferred Stock (collectively, the "Securities") for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act of 1933.

          (b)   Investor, by reason of the business and financial experience of its management, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. Investor is able to bear the economic risk of an investment in the Securities and is able to sustain a loss of all of its investment in the Securities without economic hardship if such a loss should occur.

          (c)   Investor is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act.

        11.    Notices, etc.    All notices and other communications from the Company to the holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such holder or, until any such holder furnishes to the Company an address, then to, and at the address of, the last holder of this Warrant who has so furnished an address to the Company.

        12.    Registration Rights.    In connection with this Warrant, the Investor shall have the registration rights set forth in that certain Second Amended and Restated Registration Rights Agreement dated February 25, 2005, as amended by Amendment No. 1 to Second Amended and Restated Registration Rights Agreement dated as of August 1, 2005 (as amended from time to time, the "Rights Agreement"). The Company shall not amend or delete Section 1(f)(3) of the Rights Agreement or Section 1(m) of the Rights Agreement without the written consent of the Investor. Additionally, the Company shall not amend the Rights Agreement in a manner that materially and adversely affects the rights and obligations of the Investor under the Rights Agreement unless other Holders (as defined under the Rights Agreement) are similarly affected.

        13.    Miscellaneous.    This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of The Commonwealth of Massachusetts. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant is being executed as an instrument under seal. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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SIRTRIS PHARMACEUTICALS, INC.
By:	/s/ ROBERT CRANE Name: Robert Crane Title: Chief Financial Officer

ACCEPTED AND AGREED

ARE-770/784/790 MEMORIAL DRIVE, LLC,
a Delaware limited liability company

By:
ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:
ARE-QRS Corp.,
a Maryland corporation, general partner

By:	/s/ DEAN A. SHIGENAGA
Name:	Dean A. Shigenaga
Title:	Vice President, Chief Financial Officer

Dated: August 1, 2005

FORM OF SUBSCRIPTION

(To be signed only on exercise of Warrant)

TO: Sirtris Pharmaceuticals, Inc.

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder.......... shares of Series B Preferred Stock of Sirtris Pharmaceuticals, Inc. and herewith makes payment of $........ therefor, and requests that the certificates for such shares be issued in the name of, and delivered to............... whose address is..................................................................

Dated:	(Signature must conform to name of holder as specified on the face of the Warrant)
(Address)

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  Exhibit 10.8